Exhibit 4.6

THIS INSTRUMENT AND ANY SECURITIES ISSUABLE PURSUANT HERETO HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM.

REVENUE LOAN AGREEMENT

(Convertible Promissory Note)

Date of Loan:  _______________________________________________________________

Principal Amount of Loan: $

Name of Lender: _____________________________________________________________

Address of Lender: ___________________________________________________________

Social Security Number/ Tax ID:______________________________________________________________

Bank Details of Lender if Payment requested by Wire:

Name of Bank:__________________________________________________________

Address of Bank:________________________________________________________________

ABA: __________________

Account #:_______________

For value received Full Spectrum Inc., a Delaware company (the “Borrower” or the “Company”), hereby promises to pay to the order of _______________________ (“Lender”), in lawful money of the United States of America and in immediately available funds, the Repayment Amount (as defined below) in the manner set forth below.

1.      Definitions.

(a)        “Fully-Diluted Basis” shall mean the assumption that all options, warrants or other convertible securities or instruments or other rights to acquire shares of common stock of the Company (the “Common Stock”) have been exercised or converted, as applicable, in full, provided that any such options, warrants, convertible securities or instruments or other rights are then vested or exercisable or convertible in accordance with their terms.

(b)       “Conversion Price” shall mean (subject to adjustment under Section 5.3) the lesser of the (i) price per share of Common Stock sold in the Private Placement, discounted by 20%, and (ii) the price per share of Common Stock based on a pre-money Company valuation of $50 million on a Fully Diluted Basis.

(c)       “Gross Revenues” means all of the Borrower’s cash receipts, from all sales of any kind, including prepaid licenses, less returns or shipping, and without any deduction or offset of any other kind, as recorded on its financial statements.

(d)       “Fundamental Change” means (a) the sale, lease or other disposition (in one or a series of related transactions) of all or substantially all of the Company’s assets to one Person or a group of Persons acting in concert, under circumstances in which the holders of the share capital of the Company immediately prior to such transaction do not beneficially own more than a majority in voting power of the outstanding share capital of the acquiring Person(s) immediately following such transaction (b) the sale, exchange or transfer, in one or a series of related transactions, of a majority of the outstanding share capital of the Company to one Person or a group of Persons acting in concert, under circumstances in which the holders of the share capital of the Company immediately prior to such transaction do not beneficially own more than a majority in voting power of the outstanding share capital of the Person(s) acquiring the share capital of the Company following such transaction, or (c) a merger, consolidation, amalgamation, recapitalization, reclassification, reorganization or similar business combination transaction involving the Company under circumstances in which holders of the share capital of the Company immediately prior to such transaction do not beneficially own more than a majority in voting power of the outstanding share capital of the Company, or the surviving or resulting corporation or acquirer, as the case may be, immediately following such transaction.

(e)       “IPO Conversion Price” shall mean (subject to adjustment under Section 5.3) the lesser of the (i) price per share of Common Stock sold in the Qualified Public Offering, discounted by 20%, and (ii) price per share of Common Stock based on a pre money Company valuation of $50 million on a Fully Diluted Basis.

(f)       “Lenders” means all of the purchasers of Notes in the offering of which this Note is a part.

(g)        “Note” means this Note. “Notes” means all of the Notes issued in the offering of which this Note is a part.

(h)       “Private Placement” means the first financing transaction after the issuance of the Note to Lender in which the Company receives gross proceeds of at least $150,000 through the private placement or sale of shares of Common Stock of the Company, excluding the sale of shares to employees, the exercise of options and warrants existing as of this date and the issuance (sale) of options and warrants.

(i)        “Pro-Rata Share” or a Lender’s “ratable interest” or the like shall be deemed to refer, at any time, to a fraction, the numerator of which is the initial amount of the Notes issued to such Lender, and the denominator of which is the total amount of the Notes issued in this offering.

(j)       “Qualified Public Offering (IPO)” shall mean an initial public offering or other transaction which results in the Company becoming a reporting Company pursuant to the Securities Exchange Act of 1934, as amended, such as a reverse merger, provided the Company raises gross proceeds of at least $15,000,000.

(k)       “Repayment Amount” means amount that is 1.5 the amount of the Loan.

(l)       “Revenue Percentage” means 6%. All Lenders in the offering who invest the same amount will receive the same Revenue Percentage based on the amount of their Loans.

2.      Basic Terms.

(a)       Group of Revenue Loans. This Loan is issued as part of a group of identical loans issued to a number of investors in the offering.

(b)       When Paid in Full. The loan will be considered paid in full and this agreement will terminate when the Borrower has paid the Lender the Repayment Amount.

(c)       Interest Rate. The interest rate on this Loan is a function of the time it takes the Borrower to repay the Repayment Amount. To the extent allowed under applicable law, the revenue share will not be considered interest under state usury laws.

(d)       Maturity. Notwithstanding anything else herein the Repayment Amount (to the extent unpaid and not otherwise converted pursuant to section 5.2(a)) is due and payable in full on the tenth anniversary of the Date of Loan.

3.      Payments.

(a)       Quarterly Payments. On each of June 30, September 30, December 31st and March 31st (each a “Measurement Period”), Borrower shall make payments to the Lender until the Repayment Amount is repaid in full.

(b)       Amount of Each Payment. The amount of each payment shall be the product of the Revenue Percentage and the Gross Revenues from the Measurement Period ended immediately prior to the payment date (the “Payment”).

(c)       Timing of Payment. The Borrower will make the payment to the Lender hereunder (or cause the payments to be made through an agent) within forty five (45) days of the end of each Measurement Period.

(d)       Order of Application of Payments. All Payments under this Agreement shall be applied first to interest and then to principal.

(e)       Place of Payment. All amounts payable hereunder shall be payable by check sent to address of Lender or by wire or electronic transfer to bank account of Lender, as specified in writing by Lender.

(f)       Pro Rata Payments. Each Payment will be divided pro rata among all of the Lenders.

4.       Prepayment. The Borrower may pay off all of the Loans in their entirety at any time by paying the Lenders any unpaid part of the Repayment Amount for all of the Loans. The Borrower may make partial prepayments, provided that all partial prepayments shall be made pro rata among all of the Lenders based on the amount of their Loans to the Borrower.

5.       Warrants.

5.1 Upon the earlier of closing of the Private Placement, an IPO or a Fundamental Change, the Company shall issue to Lender penny warrants, in form attached hereto as Annex 1, for the purchase of Common Stock in an amount equal to the principal amount of Loan (notwithstanding any repayment, in whole or in part, of the Loan) divided by the Conversion Price or in the event of an IPO, the IPO Conversion Price.

5.2 (a)   Mandatory Conversion. Notwithstanding anything herein to the contrary, the Company may at any time on or after a Qualified Public Offering deliver a notice to the Lender (a “Mandatory Conversion Notice” and the date such notice is received by the Lender, the “Mandatory Conversion Notice Date”) to cause the Lender to immediately convert any unpaid Repayment Amount as of such date into Common Stock at the IPO Conversion Price (a “Mandatory Conversion”).

(b) The Lender acknowledges that the Common Stock received pursuant to the Mandatory Conversion will be subject to lock-up provisions contained herein. The Lender agrees not to sell, transfer, pledge, hypothecate or otherwise dispose of all or any part of such Common Stock without the approval of the Company for a period of six months commencing upon the closing of the Company’s initial public offering. Lender agrees to provide to the Company underwriters of any public offering such further agreements as such underwriter may reasonably request in connection with this lock-up agreement.

Each certificate for the Common Stock shall contain a legend on the face thereof, in substantially the following form:

“THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. NO SALE OR DISPOSITION MAY BE EFFECTED WITHOUT (i) EFFECTIVE REGISTRATION STATEMENTS RELATED THERETO, (ii) AN OPINION OF COUNSEL OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATIONS ARE NOT REQUIRED, (iii) RECEIPT OF NO-ACTION LETTERS FROM THE APPROPRIATE GOVERNMENTAL AUTHORITIES.

THE SECURITIES EVIDENCED ARE SUBJECT TO A LOCKUP AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED DURING THE TERM OF THE LOCKUP.”

5.3       Adjustment of Conversion Price. The Conversion Price and IPO Conversion Price shall be subject to adjustment from time to time as follows:

(a)       Adjustments for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Date of the Loan, effect a stock split of the outstanding Common Stock, the applicable Conversion Price in effect immediately prior to the stock split shall be proportionately decreased. If the Lender shall at any time or from time to time after the Date of the Loan, combine the outstanding shares of Common Stock, the applicable Conversion Price in effect immediately prior to the combination shall be proportionately increased. Any adjustments under this Section 5.3(a) shall be effective at the close of business on the date the stock split or combination occurs.

(b)       Adjustments for Certain Dividends and Distributions. If the Lender shall at any time or from time to time after the Date of the Loan, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the applicable Conversion Price in effect immediately prior to such event shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying, the applicable Conversion Price then in effect by a fraction:

(1)       the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(2)       the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

(c)       Adjustments for Reclassification, Exchange or Substitution. If the Common Stock issuable upon conversion of this Note at any time or from time to time after the Date of Loan shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 5.3(a), or a reorganization, merger, consolidation, or sale of assets provided for in Section 5.3(d)), then, and in each event, an appropriate revision to the Conversion Price shall be made and provisions shall be made (by adjustments of the Conversion Price or otherwise) so that the Lender shall have the right thereafter to convert this Note into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such Note might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(e)       Adjustments for Reorganization, Merger, Consolidation or Sales of Assets. If at any time or from time to time after the Date of Loan there shall be a capital reorganization of the Company (other than by way of a stock split or combination of shares or stock dividends or distributions provided for in Section 5.3(a), or a reclassification, exchange or substitution of shares provided for in Section 5.3 (c )), or a merger or consolidation of the Company with or into another corporation where the holders of Company outstanding voting securities prior to such merger or consolidation do not own over fifty percent (50%) of the outstanding voting securities of the merged or consolidated entity, immediately after such merger or consolidation, or the sale of all or substantially all of the Company’s properties or assets to any other person (an “Organic Change”), then as a part of such Organic Change, an appropriate revision to the Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the Lender shall have the right thereafter to convert such Note into the kind and amount of shares of stock and other securities or property of the Company or any successor corporation resulting from Organic Change into which such Note might have been converted immediately prior to such Organic Change.

(e)       Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of this Note. In lieu of any fractional shares to which the Lender would otherwise be entitled, the Company shall pay cash equal the fair market value of a share of Common Stock as determined by the Company.

5.4    The terms and conditions of this section 5 shall survive the termination or expiration of this Agreement.

6.    Characterization of Investment. The parties agree that they shall treat this agreement as a loan for financial and tax and all other applicable purposes, and not as equity. The Lender agrees to comply with all applicable laws governing the making of loans to businesses in the jurisdiction in which they are resident.

7.      Default. Each of the following events shall be an “Event of Default” hereunder:

(a)       Borrower fails to pay any of the outstanding principal amount due under this Note on the date the same becomes due and payable or within five business days thereafter or any accrued interest or other amounts due under this Note on the date the same becomes due and payable or within five business days thereafter;

(b)       Borrower files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any [corporate/limited liability company] action in furtherance of any of the foregoing; or

(c)       An involuntary petition is filed against Borrower (unless such petition is dismissed or discharged within 60 days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee or assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Borrower.

Upon the occurrence of an Event of Default hereunder, the entire unpaid amount of the Repayment Amount shall automatically be immediately due, payable and collectible by Lender pursuant to applicable law.

8.       Parity with Other Notes. The Borrower’s repayment obligation to the Lender under this Note shall be on parity with the Borrower’s obligation to repay all Notes issued in the same offering. In the event that the Company is obligated to repay the Notes and does not have sufficient funds to repay all the Notes in full, payment shall be made to the holders of the Notes on a pro rata basis. The preceding sentence shall not, however, relieve the Company of its obligations to the Lender hereunder.

9.       Waiver. Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys’ fees, costs and other expenses. The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the full extent permitted by law.

10.     Amendments. Any provision of this instrument (other than the Repayment Amount) may be amended, waived or modified as follows: upon the written consent of the Borrower the holders of a majority in principal of the Loan Amounts raised in this offering.

11.     Notice. Any notice required or permitted by this instrument will be deemed sufficient when delivered personally or by overnight courier or sent by email to the relevant address listed on the signature page, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address listed on the signature page, as subsequently modified by written notice.

12.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed wholly within such state. THE COMPANY AND PURCHASERS WAIVE ANY RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREIN, INCLUDING CLAIMS BASED ON CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER COMMON LAW OR STATUTORY BASES. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the County of New York, State of New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein

13.     Successors and Assigns. Neither this instrument nor the rights contained herein may be assigned, by operation of law or otherwise, by either party without the prior written consent of the other; provided, however, that the Company may assign this instrument in whole, without the consent of the Investor, in connection with a reincorporation to change the Company’s domicile. Subject to the foregoing, this instrument will be binding on the parties’ successors and assigns.

14.     No Stockholder Rights. The Lender is not entitled, as a holder of this instrument, to vote or receive dividends or be deemed the holder of capital stock of the Borrower for any purpose, nor will anything contained herein be construed to confer on the Lender, as such, any of the rights of a stockholder of the Borrower or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action or to receive notice of meetings, or to receive subscription rights or otherwise.

15.     Tax Withholding. Lender hereby authorizes the Borrower to make any withholding required by law. Lender agrees to provide to Borrower a Form W-9 or comparable form.

16.       Not Effective Until Acceptable by Borrower. This Agreement is not effective until the Borrower has accepted the Lender’s subscription.

[Signature page follows.]

BORROWER:

FULL SPECTRUM INC.

Stewart Kantor, CEO

LENDER:

By:
Name:
Title:
Address:

Email: